EXHIBIT 99.1
E

MultiPlan Reports Third Quarter 2024 Results and Updates 2024 Guidance
–Q3 2024 Revenues of $230.5 million, Net Loss of $391.5 million (including a $361.6 million impairment of goodwill and indefinite-lived intangibles), and Adjusted EBITDA of $141.6 million
–Identified potential medical cost savings of approximately $6.4 billion in Q3 2024, up 10% from Q3 2023 and up 3% from Q2 2024
NEW YORK, NY — November 5, 2024 — MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading provider of data-driven cost management solutions that deliver transparency and promote fairness, quality and affordability to the U.S. healthcare industry, today reported financial results for the third quarter ended September 30, 2024 and updated its full-year 2024 guidance.

CEO Travis Dalton said, “During the third quarter, we experienced growth in volumes of billed charges and identified potential savings. Our Revenues and Adjusted EBITDA were in line with the low end of our guidance for the third quarter. We are tightening our Revenues guidance with a modest decrease to the top end of our Adjusted EBITDA guidance for full year 2024. We anticipate the fourth quarter to run similar to our third quarter.”

“As I shared with our second quarter earnings results, I remain confident in this Company and its transformation journey. With the building of my leadership team nearly complete, this talented team has already marched forward to clearly establish the framework for developing a data and insights driven and technology focused company that is fit for growth,” said Mr. Dalton.

“With our new CFO just having completed his first 90 days at MultiPlan, we are thrilled to also welcome Tiffani Misencik into our newly created Chief Growth Officer role that is focused on our sales organization. I am extremely proud of the leadership team and talent we have been able to attract and the progress we are making. Our leaders are embedding a growth focused culture where everyone listens, problem solves and is here to serve our clients.”

Mr. Dalton concluded, “Our multi-year transformation towards a world-class data and technology company is underway. We will work with all stakeholders of the healthcare continuum to positively impact increased transparency, improved quality and lower costs. This focus will provide the platform for our long-term sustainable growth. I look forward to sharing the big mileposts of our transformation journey in the months and quarters to come.”

Business and Financial Highlights
•Revenues of $230.5 million for Q3 2024, a decrease of 5.1%, compared to revenues of $242.8 million for Q3 2023.
•Net loss of $391.5 million for Q3 2024, compared to net loss of $24.1 million for Q3 2023. The net loss was principally due to an impairment charge of $361.6 million for goodwill and indefinite-lived intangibles.
•Adjusted EBITDA of $141.6 million for Q3 2024, compared to Adjusted EBITDA of $152.3 million for Q3 2023.
•Net cash provided by operating activities of $72.8 million for Q3 2024, compared to net cash provided by operating activities of $72.1 million for Q3 2023.
•Free Cash Flow of $41.1 million for Q3 2024, compared to Free Cash Flow of $49.7 million for Q3 2023.

EXHIBIT 99.1
•The Company ended Q3 2024 with $86.6 million of unrestricted cash and cash equivalents on the balance sheet.
•The Company processed approximately $44.7 billion in claim charges during Q3 2024, identifying potential medical cost savings of approximately $6.4 billion.
•Based on the results of an impairment test as of September 30, 2024, the estimated fair values of our goodwill and indefinite-lived assets were less than their carrying value and as a result impairment charges of $355.8 million for our goodwill and $5.8 million for our indefinite-lived intangibles were recorded.
2024 Financial Guidance1
The Company is updating certain metrics for its full-year 2024 guidance, as detailed in the table below:

Financial Metric	Prior FY 2024 Guidance	Updated FY 2024 Guidance
Revenues	$935 million to $955 million	$930 million to $940 million
Adjusted EBITDA[1]	$580 million to $595 million	$580 million to $590 million
Interest expense	$320 million to $330 million	(unchanged)
Cash flow from operations	$135 million to $150 million	$135 million to $145 million
Capital expenditures	$120 million to $130 million	(unchanged)
Depreciation	$80 million to $90 million	(unchanged)
Amortization of intangible assets	$345 million to $350 million	(unchanged)
Effective tax rate	25% to 28%	(unchanged)
Conference Call Information
The Company will host a conference call today, Tuesday, November 5, 2024 at 8:30 a.m. U.S. Eastern Time (ET) to discuss its financial results. To join the conference call, please pre-register using the following link at least ten minutes before the call begins: https://www.netroadshow.com/events/login?show=95da760a&confId=71678. Upon registration, you will receive an email with the conference dial-in details and a unique access code and pin.
A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at investors.multiplan.com/events-and-presentations. Participants should join the webcast ten minutes prior to the start of the conference call. This earnings press release and a supplemental slide deck will also be available on this section of the Company’s website.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Investor Relations section of the Company’s website.
About MultiPlan

MultiPlan is committed to bending the cost curve in healthcare by delivering transparency, fairness, and affordability to the U.S. healthcare system. Our focus is on identifying medical savings, helping to lower out-of-pocket costs, and reducing or eliminating balance billing for healthcare consumers. Leveraging sophisticated technology, data analytics, and a team rich with industry experience, MultiPlan interprets customers’ needs and customizes innovative solutions that combine its payment and revenue integrity, network-based, data and decision
1 We have not reconciled the forward-looking Adjusted EBITDA guidance included above to the most directly comparable GAAP (as defined below) measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses, and certain fair value measurements, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

EXHIBIT 99.1
science, and analytics-based services. MultiPlan delivers value to more than 700 healthcare payors, over 100,000 employers, 60 million consumers, and 1.4 million contracted providers. For more information, visit multiplan.com.

Investor Relations Contacts

Jason Wong
SVP, Treasury & Investor Relations
and
Shawna Gasik
AVP, Investor Relations
866-909-7427
investor@multiplan.com
Forward Looking Statements

This press release includes statements that express our management’s opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release, including the discussion of 2024 outlook and guidance, additions to our leadership team, and the Company’s ongoing transformation, and the long-term prospects of the Company. Such forward-looking statements are based on available current market information and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that these forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include: loss of our customers, particularly our largest customers; interruptions or security breaches of our information technology systems and other cybersecurity attacks; the impact of reduced claims volumes resulting from a nationwide outage by a vendor used by our customers; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to enter new lines of business and broaden the scope of our services; the loss of key members of management team or inability to maintain sufficient qualified personnel; our ability to continue to attract, motivate and retain a large number of skilled employees, and adapt to the effects of inflationary pressure on wages; trends in the U.S. healthcare system, including recent trends of unknown duration of reduced healthcare utilization and increased patient financial responsibility for services; effects of competition; effects of pricing pressure; our ability to identify, complete and successfully integrate acquisitions; the inability of our customers to pay for our services; changes in our industry and industry standards and technology; our ability to protect proprietary information, processes and applications; our ability to maintain the licenses or right of use for the software we use; our inability to expand our network infrastructure; our ability to obtain additional financing; our ability to pay interest and principal on our notes and other indebtedness; lowering or withdrawal of our credit ratings; adverse outcomes related to litigation or governmental proceedings; inability to preserve or increase our market share or the size of our PPO networks; decreases in discounts from providers; pressure to limit access to preferred provider networks; the loss of our existing relationships with providers; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; the possibility that we may be adversely affected by other political economic, business and/or competitive factors; changes in accounting principles or the incurrence of impairment charges our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting; other factors disclosed in our Securities and Exchange Commission (“SEC”) filings from time to time, including, without limitation, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our filings with the SEC; and other factors beyond our control. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

EXHIBIT 99.1
There can be no assurance that future developments affecting our business will be those that we have anticipated. Forward-looking statements speak only as of the date made.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio are supplemental measures of MultiPlan’s performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial or operating performance under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net income, cash flows or any other measures of performance prepared in accordance with GAAP.

EBITDA represents net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets, and non-income taxes. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below.

In addition, in evaluating EBITDA and Adjusted EBITDA you should be aware that, in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.

We also believe that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•Although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

EXHIBIT 99.1
MultiPlan’s presentation of Adjusted EBITDA should not be construed as an inference that our future results and financial position will be unaffected by unusual items.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, all as disclosed in the Statements of Cash Flows. Unlevered Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, plus cash interest paid, all as disclosed in the Statements of Cash Flows. Free Cash Flow and Unlevered Free Cash Flow are measures of our operational performance used by management to evaluate our business after purchases of property and equipment and, in the case of Unlevered Free Cash Flow, prior to the impact of our capital structure. Free Cash Flow and Unlevered Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, MultiPlan’s definitions of Free Cash Flow and Unlevered Free Cash Flow are limited, in that they do not represent residual cash flows available for discretionary expenditures, due to the fact that the measures do not deduct the payments required for debt service, in the case of Unlevered Free Cash Flow, and other contractual obligations or payments made for business acquisitions.

Adjusted Cash Conversion Ratio is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA. MultiPlan believes that the presentation of the Adjusted Cash Conversion Ratio provides useful information to investors because it is a financial performance measure that shows how much of its Adjusted EBITDA MultiPlan converts into Unlevered Free Cash Flow.

EXHIBIT 99.1
MULTIPLAN CORPORATION
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$86,598	$71,547
Restricted cash	10,570	9,947
Trade accounts receivable, net	82,132	76,558
Prepaid expenses	16,536	23,432
Prepaid taxes	—	1,364
Unbilled IDR fees, net	13,975	8,197
Other current assets, net	1,719	2,548
Total current assets	211,530	193,593
Property and equipment, net	292,870	267,429
Operating lease right-of-use assets	13,572	19,680
Goodwill	2,403,140	3,829,002
Other intangibles, net	2,366,794	2,633,207
Other assets, net	31,298	21,776
Total assets	$5,319,204	$6,964,687
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,547	$19,590
Accrued interest	74,314	56,827
Accrued taxes	8,123	—
Operating lease obligation, short-term	4,585	4,792
Current portion of long-term debt	13,250	13,250
Accrued compensation	33,624	44,720
Accrued legal contingencies	23,123	12,123
Other accrued expenses	21,931	15,437
Total current liabilities	201,497	166,739
Long-term debt	4,510,245	4,532,733
Operating lease obligation, long-term	9,716	17,124
Private Placement Warrants and Unvested Founder Shares	1	477
Deferred income taxes	378,508	521,707
Other liabilities	11,675	16,783
Total liabilities	5,111,642	5,255,563
Shareholders’ equity:
Shareholder interests
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value — 1,500,000,000 shares authorized; 16,914,056 and 16,695,207 issued; 16,171,197 and 16,207,984 shares outstanding(1)	2	2
Additional paid-in capital(1)	2,365,928	2,348,570
Accumulated other comprehensive loss	(12,462)	(11,778)
Retained deficit	(2,007,173)	(499,307)
Treasury stock — 742,859 and 487,223 shares(1)	(138,733)	(128,363)
Total shareholders’ equity	207,562	1,709,124
Total liabilities and shareholders’ equity	$5,319,204	$6,964,687
(1)Shares, common stock and additional paid-in capital have been retroactively adjusted for all periods presented to reflect the one-for-forty (1-for-40) reverse stock split that became effective on September 20, 2024.

EXHIBIT 99.1
MULTIPLAN CORPORATION
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$230,495	$242,804	$698,479	$717,389
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	60,825	60,949	182,271	174,806
General and administrative expenses	37,725	36,779	107,133	107,996
Depreciation	22,572	19,586	65,372	56,693
Amortization of intangible assets	85,971	85,971	257,913	256,724
Loss on impairment of goodwill and intangible assets	361,612	—	1,434,363	—
Total expenses	568,705	203,285	2,047,052	596,219
Operating (loss) income	(338,210)	39,519	(1,348,573)	121,170
Interest expense	81,792	84,300	245,119	250,203
Interest income	(1,245)	(1,505)	(2,722)	(7,110)
Gain on extinguishment of debt	—	(10,129)	(5,913)	(46,907)
(Gain) loss on change in fair value of Private Placement Warrants and Unvested Founder Shares	(87)	(2,127)	(476)	267
Net loss before taxes	(418,670)	(31,020)	(1,584,581)	(75,283)
Benefit for income taxes	(27,220)	(6,875)	(76,715)	(14,977)
Net loss	$(391,450)	$(24,145)	$(1,507,866)	$(60,306)

Weighted average shares outstanding – Basic(1)	16,143,520	16,161,095	16,139,523	16,096,395
Weighted average shares outstanding – Diluted(1)	16,143,520	16,161,095	16,139,523	16,096,395

Net loss per share – Basic(1)	$(24.25)	$(1.49)	$(93.43)	$(3.75)
Net loss per share – Diluted(1)	$(24.25)	$(1.49)	$(93.43)	$(3.75)

Net loss	(391,450)	(24,145)	(1,507,866)	(60,306)
Other comprehensive income:
Change in unrealized gains (losses) on interest rate swaps, net of tax	(11,341)	382	(684)	382
Comprehensive loss	$(402,791)	$(23,763)	$(1,508,550)	$(59,924)
(1)Shares and net loss per share have been retroactively adjusted for all periods presented to reflect the one-for-forty (1-for-40) reverse stock split that became effective on September 20, 2024.

EXHIBIT 99.1
MULTIPLAN CORPORATION
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net loss	$(1,507,866)	$(60,306)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65,372	56,693
Amortization of intangible assets	257,913	256,724
Amortization of the right-of-use asset	3,377	4,329
Loss on impairment of goodwill and intangible assets	1,434,363	—
Stock-based compensation	19,829	13,357
Deferred income taxes	(142,999)	(87,278)
Amortization of debt issuance costs and discounts	8,788	7,967
Gain on extinguishment of debt	(5,913)	(46,907)
Loss on disposal of property and equipment	155	452
(Gain) loss on change in fair value of Private Placement Warrants and Unvested Founder Shares	(476)	267
Changes in assets and liabilities:
Accounts receivable, net	(5,574)	11,621
Prepaid expenses and other assets	(9,466)	(759)
Prepaid taxes	1,364	(5,224)
Operating lease obligation	(4,884)	(5,041)
Accounts payable, accrued interest, accrued taxes, accrued expenses, legal contingencies and other	27,046	(1,877)
Net cash provided by operating activities	141,029	144,018
Investing activities:
Purchases of property and equipment	(87,689)	(77,509)
BST Acquisition, net of cash acquired	—	(140,940)
Net cash used in investing activities	(87,689)	(218,449)
Financing activities:
Repurchase of 5.750% Notes	—	(134,975)
Repayments of Term Loan B	(9,938)	(9,938)
Repurchase of Senior Convertible PIK Notes	(14,886)	—
Taxes paid on settlement of vested share awards	(3,355)	(461)
Purchase of treasury stock	(10,370)	(13,140)
Proceeds from issuance of common stock under Employee Stock Purchase Plan	883	—
Net cash used in financing activities	(37,666)	(158,514)
Net increase (decrease) in cash, cash equivalents and restricted cash	15,674	(232,945)
Cash, cash equivalents and restricted cash at beginning of period	81,494	340,559
Cash, cash equivalents and restricted cash at end of period	$97,168	$107,614

Cash and cash equivalents	$86,598	$101,320
Restricted cash	10,570	6,294
Cash, cash equivalents and restricted cash at end of period	$97,168	$107,614

Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$11,928	$7,319
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(218,590)	$(223,640)
Income taxes, net of refunds	$(57,860)	$(78,582)

EXHIBIT 99.1
MULTIPLAN CORPORATION
Calculation of EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Net loss	$(391,450)	$(24,145)	$(1,507,866)	$(60,306)
Adjustments:
Interest expense	81,792	84,300	245,119	250,203
Interest income	(1,245)	(1,505)	(2,722)	(7,110)
Benefit for income taxes	(27,220)	(6,875)	(76,715)	(14,977)
Depreciation	22,572	19,586	65,372	56,693
Amortization of intangible assets	85,971	85,971	257,913	256,724
Non-income taxes	515	669	1,623	1,672
EBITDA	$(229,065)	$158,001	$(1,017,276)	$482,899
Adjustments:
Other expenses (income), net(1)	1,517	521	2,584	759
Integration expenses	850	891	1,994	2,722
Change in fair value of Private Placement Warrants and unvested founder shares	(87)	(2,127)	(476)	267
Transaction-related expenses	—	269	—	8,105
Gain on extinguishment of debt	—	(10,129)	(5,913)	(46,907)
Loss on impairment of goodwill and intangible assets	361,612	—	1,434,363	—
Stock-based compensation	6,818	4,835	19,829	13,357
Adjusted EBITDA	$141,645	$152,261	$435,105	$461,202
(1) "Other expenses (income), net" represent miscellaneous non-recurring income, miscellaneous non-recurring expense, gain or loss on disposal of assets, impairment of other assets, gain or loss on disposal of leases, tax penalties, and non-integration related severance costs.

Calculation of Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Net cash provided by operating activities	$72,842	$72,118	$141,029	$144,018
Purchases of property and equipment	(31,700)	(22,414)	(87,689)	(77,509)
Free Cash Flow	41,142	49,704	53,340	66,509
Interest paid	60,195	62,156	218,590	223,640
Unlevered Free Cash Flow	$101,337	$111,860	$271,930	$290,149

Adjusted EBITDA	$141,645	$152,261	$435,105	$461,202
Adjusted Cash Conversion Ratio	72%	73%	62%	63%

Net cash used in investing activities	$(31,700)	(22,060)	$(87,689)	$(218,449)
Net cash used in financing activities	$(3,143)	(38,338)	$(37,666)	$(158,514)